Exhibit 23.3

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2024 (March 21, 2025, as to the effects of the adoption of ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, described in Note 2, and reverse stock split described in Note 1), relating to the 2023 financial statements of Aterian Inc., appearing in the Annual Report on Form 10-K of Aterian Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2025